Exhibit 99.1

Investor	Nancy Christal	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS FIRST QUARTER RESULTS

CONFIRMS 2017 EPS GUIDANCE

First Quarter Year-over-year Highlights:

•	Net revenues increased 3.0% to $44.5 billion
•	GAAP diluted EPS from continuing operations of $0.92; Adjusted EPS of $1.17
•	Generated cash flow from operations of $3.5 billion; free cash flow of $3.1 billion

2017 Guidance:

•  Confirmed full year GAAP diluted EPS from continuing operations of $5.02 to $5.18

•  Confirmed full year Adjusted EPS of $5.77 to $5.93

•  Provided second quarter GAAP diluted EPS from continuing operations of $1.15 to $1.19

•  Provided second quarter Adjusted EPS of $1.29 to $1.33

•  Confirmed full year cash flow from operations of $7.7 to $8.6 billion; free cash flow of $6.0 to $6.4 billion

WOONSOCKET, RHODE ISLAND, May 2, 2017 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2017.

President and Chief Executive Officer Larry Merlo said, “2017 is off to a solid start as we posted results this quarter that surpassed our expectations. At the same time, we generated $3.1 billion of free cash and continued to return value to our shareholders through high-return investments in our business as well as dividends and share repurchases. However, while we are pleased with our financial performance versus our expectations, we won’t be satisfied until the company returns to sustainable, healthy earnings growth.”

Mr. Merlo continued, “We continue to expect 2017 to be a rebuilding year, but our goals remain clear, and we fully intend to return to healthy levels of growth. We remain confident in our model as well as our position in the evolving health care landscape, and our ability to generate significant levels of cash will continue to play an important role in driving shareholder value over the longer term.”

Revenues

Net revenues for the three months ended March 31, 2017 increased 3.0%, or $1.3 billion, to $44.5 billion, up from $43.2 billion in the three months ended March 31, 2016.

Revenues in the Pharmacy Services Segment increased 8.5% to $31.2 billion in the three months ended March 31, 2017. This increase was primarily driven by growth in pharmacy network claim volume as well as brand inflation and growth in specialty pharmacy, partially offset by increased generic dispensing and price compression. Pharmacy network claims processed during the three months ended March 31, 2017, increased 10.5%, on a 30-day equivalent basis, to 376.8 million, compared to 340.9 million in the prior year. The increase in pharmacy network claim volume was primarily due to an increase in net new business. Mail choice claims processed during the three months ended March 31, 2017, increased 4.5%, on a 30-day equivalent basis, to 63.7 million, compared to 61.0 million in the prior year. The increase in the mail choice claim volume was primarily driven by continued adoption of our Maintenance Choice® offerings and an increase in specialty pharmacy claims.

Revenues in the Retail/LTC Segment decreased 3.8% to $19.3 billion in the three months ended March 31, 2017. The decrease was largely driven by a 4.7% decrease in same store sales, continued reimbursement pressure and an increase in the generic dispensing rate.

Pharmacy same store sales decreased 4.7% and were negatively impacted by approximately 480 basis points due to recent generic introductions. Same store prescription volumes declined 1.4%, on a 30-day equivalent basis, in the three months ended March 31, 2017. The previously-discussed marketplace changes that restrict CVS Pharmacy from participating in certain networks had an approximately 460 basis point negative impact on same store prescription volumes, while the absence of leap day versus the prior year had an approximately120 basis point negative impact on same store prescription volumes. Adjusting for both the network changes and leap day, same store prescription volumes would have been 580 basis points higher, and would have increased 4.4% in the quarter on a 30-day equivalent basis.

Front store same store sales declined 4.9% in the three months ended March 31, 2017. The absence of leap day versus the prior year had a 100 basis point negative impact on front store same store sales, while the shift of the Easter holiday to the second quarter in 2017 from the first quarter in 2016 had a 75 basis point negative impact. Front store sales were also negatively impacted by softer customer traffic and efforts to rationalize promotional strategies, partially offset by an increase in basket size.

For the three months ended March 31, 2017, the generic dispensing rate increased approximately 140 basis points to 87.0% in our Pharmacy Services Segment and increased approximately 180 basis points to 87.5% in our Retail/LTC Segment, compared to the prior year.

Operating Profit

For the three months ended March 31, 2017, consolidated operating profit decreased $392 million, or 18.0%. The decrease was due to the previously-announced restricted networks that exclude CVS Pharmacy as well as continued price compression in the Pharmacy Services Segment and continued reimbursement pressure in the Retail/LTC Segment. The decrease also reflects a charge of $199 million associated with the closure of 60 retail stores in connection with our enterprise streamlining initiative. This was partially offset by a $46 million decrease in acquisition-related integration costs in the three months ended March 31, 2017 versus the same quarter last year.

Net Income and Earnings Per Share

Net income for the three months ended March 31, 2017 decreased 16.9%, to $953 million. This was primarily driven by the decline in operating profit, partially offset by lower interest expense of $31 million related to refinancing activity in the prior year as well as the improvement in the effective income tax rate, from 39.4% to 37.3%. The decrease in the tax rate was largely driven by $19 million in discrete tax benefits related to the required adoption of new accounting guidance for share-based compensation.

GAAP earnings per diluted share from continuing operations (“GAAP diluted EPS”) for the three months ended March 31, 2017 was $0.92, compared to $1.04 in the prior year. Adjusted earnings per share (“Adjusted EPS”) for the three months ended March 31, 2017 and 2016, was $1.17 and $1.18, respectively. Further detail is shown in the Adjusted Earnings Per Share reconciliation later in this release.

Guidance

The Company confirmed its previous EPS and cash flow guidance for the full year and provided guidance for the second quarter of 2017. The Company continues to expect to deliver GAAP diluted EPS of $5.02 to $5.18 and Adjusted EPS of $5.77 to $5.93 for the full year 2017. The Company expects to deliver GAAP diluted EPS of $1.15 to $1.19 and Adjusted EPS of $1.29 to $1.33 in the second quarter of 2017. The Company also confirmed its 2017 cash flow from operations guidance of $7.7 to $8.6 billion and free cash flow guidance of $6.0 to $6.4 billion. These 2017 guidance estimates assume the completion of $5.0 billion in share repurchases.

Real Estate Program

During the three months ended March 31, 2017, the Company opened 27 new retail stores and closed 60 retail stores. In addition, the Company relocated 10 retail stores. As of March 31, 2017, the Company operated 9,676 retail stores, including pharmacies in Target stores, in 49 states, the District of Columbia, Puerto Rico and Brazil.

As previously disclosed, the Company intends to close a total of approximately 70 retail stores during 2017 and expects to take a cumulative charge of approximately $220 million primarily associated with the remaining lease obligations of such stores. The Company closed 60 of the 70 retail stores in the three months ended March 31, 2017 and took a charge of $199 million. The Company expects to close approximately ten additional stores during the remainder of 2017.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its nearly 9,700 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with nearly 90 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan, the company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

 — Tables Follow —

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2017	2016 (1)

Net revenues	$44,514	$43,215
Cost of revenues	37,934	36,471
Gross profit	6,580	6,744
Operating expenses	4,787	4,559
Operating profit	1,793	2,185
Interest expense, net	252	283
Other expense	7	9
Income before income tax provision	1,534	1,893
Income tax provision	572	746
Income from continuing operations	962	1,147
Loss from discontinued operations, net of tax	(9)	—
Net income	953	1,147
Net income attributable to noncontrolling interest	(1)	(1)
Net income attributable to CVS Health	$952	$1,146

Basic earnings per share:
Income from continuing operations attributable to CVS Health	$0.93	$1.04
Loss from discontinued operations attributable to CVS Health	$(0.01)	$—
Net income attributable to CVS Health	$0.92	$1.04
Weighted average shares outstanding	1,030	1,092
Diluted earnings per share:
Income from continuing operations attributable to CVS Health	$0.92	$1.04
Loss from discontinued operations attributable to CVS Health	$(0.01)	$—
Net income attributable to CVS Health	$0.92	$1.04
Weighted average shares outstanding	1,035	1,099
Dividends declared per share	$0.50	$0.425

(1)

During the three months ended March 31, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,  which resulted in a retrospective reclassification of $9 million of net benefit costs from operating expenses to other expense in the three months ended March 31, 2016.

CVS HEALTH CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
In millions, except per share amounts	2017	2016

Assets:
Cash and cash equivalents	$2,217	$3,371
Short-term investments	85	87
Accounts receivable, net	12,114	12,164
Inventories	14,306	14,760
Other current assets	735	660
Total current assets	29,457	31,042
Property and equipment, net	10,057	10,175
Goodwill	38,263	38,249
Intangible assets, net	13,390	13,511
Other assets	1,503	1,485
Total assets	$92,670	$94,462

Liabilities:
Accounts payable	$7,344	$7,946
Claims and discounts payable	9,453	9,451
Accrued expenses	8,680	6,937
Short-term debt	1,768	1,874
Current portion of long-term debt	43	42
Total current liabilities	27,288	26,250
Long-term debt	25,622	25,615
Deferred income taxes	4,214	4,214
Other long-term liabilities	1,704	1,549

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,707 shares issued and 1,027 shares outstanding at March 31, 2017 and 1,705 shares issued and 1,061 shares outstanding at December 31, 2016	17	17
Treasury stock, at cost: 679 shares at March 31, 2017 and 643 shares at December 31, 2016	(36,306)	(33,452)
Shares held in trust: 1 share at March 31, 2017 and December 31, 2016	(31)	(31)
Capital surplus	31,034	31,618
Retained earnings	39,419	38,983
Accumulated other comprehensive income (loss)	(296)	(305)
Total CVS Health shareholders’ equity	33,837	36,830
Noncontrolling interest	5	4
Total shareholders’ equity	33,842	36,834
Total liabilities and shareholders’ equity	$92,670	$94,462

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
In millions	2017	2016 (1)
Cash flows from operating activities:
Cash receipts from customers	$43,913	$41,482
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(36,178)	(35,575)
Cash paid to other suppliers and employees	(3,823)	(2,934)
Interest received	6	5
Interest paid	(328)	(378)
Income taxes paid	(57)	(161)
Net cash provided by operating activities	3,533	2,439

Cash flows from investing activities:
Purchases of property and equipment	(457)	(598)
Proceeds from sale of property and equipment and other assets	5	2
Acquisitions (net of cash acquired) and other investments	(110)	(51)
Purchase of available-for-sale investments	—	(36)
Maturity of available-for-sale investments	8	50
Net cash used in investing activities	(554)	(633)

Cash flows from financing activities:
Decrease in short-term debt	(106)	—
Purchase of noncontrolling interest in subsidiary	—	(39)
Dividends paid	(516)	(470)
Proceeds from exercise of stock options	121	104
Payments for taxes related to net share settlement of equity awards	(11)	(12)
Repurchase of common stock	(3,621)	(2,066)
Other	—	(4)
Net cash used in financing activities	(4,133)	(2,487)
Effect of exchange rate changes on cash and cash equivalents	—	1
Net decrease in cash and cash equivalents	(1,154)	(680)
Cash and cash equivalents at the beginning of the period	3,371	2,459
Cash and cash equivalents at the end of the period	$2,217	$1,779

Reconciliation of net income to net cash provided by operating activities:
Net income	$953	$1,147
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	619	617
Stock-based compensation	55	57
Deferred income taxes and other noncash items	14	17
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	48	(1,131)
Inventories	456	89
Other current assets	(74)	106
Other assets	(1)	(52)
Accounts payable and claims and discounts payable	(539)	798
Accrued expenses	1,848	768
Other long-term liabilities	154	23
Net cash provided by operating activities	$3,533	$2,439

(1)

During the three months ended March 31, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which resulted in a retrospective reclassification of $27 million of excess tax benefits from financing activities to operating activities which increased net cash provided by operating activities and increased cash used in financing activities for the three months ended March 31, 2016.

Non-GAAP Financial Measures

The following provides reconciliations of certain non-GAAP financial measures presented in this Form 8-K to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company uses the non-GAAP measures “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

The Company defines Adjusted Earnings per Share, or Adjusted EPS, as income from continuing operations excluding the impact of certain adjustments such as the amortization of intangible assets, acquisition-related transaction and integration costs, adjustments to legal reserves in connection with certain legal settlements, charges in connection with store rationalization, losses on early extinguishments of debt, and losses on settlements of defined benefit pension plans, divided by the Company’s weighted average diluted shares outstanding. The Company believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The Company’s definitions of Adjusted EPS and Free Cash Flow may not be comparable to similarly titled measurements reported by other companies.

Adjusted Earnings Per Share

(Unaudited)

The following is a reconciliation of income before income tax provision to Adjusted EPS:

	Three Months Ended
	March 31,
In millions, except per share amounts	2017	2016

Income before income tax provision	$1,534	$1,893
Non-GAAP adjustments:
Amortization of intangible assets	200	199
Acquisition-related integration costs (1)	15	61
Charge in connection with store rationalization (2)	199	—
Charge related to a disputed 1999 legal settlement	—	3
Adjusted income before income tax provision	1,948	2,156
Adjusted income tax provision	734	847
Adjusted income from continuing operations	1,214	1,309
Net income attributable to noncontrolling interest	(1)	(1)
Adjusted income allocable to participating securities	(5)	(7)
Adjusted income from continuing operations attributable to CVS Health	$1,208	$1,301

Weighted average diluted shares outstanding	1,035	1,099
Adjusted EPS	$1.17	$1.18

(1)	In 2017, the integration costs relate to the acquisition of Omnicare and in 2016, the integration costs relate to the acquisitions of Omnicare and the pharmacies and clinics of Target.
(2)	Primarily represents a charge for noncancelable lease obligations associated with stores closed in connection with our enterprise streamlining initiative.

Free Cash Flow

(Unaudited)

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Three Months Ended
	March 31,
In millions	2017	2016 (1)

Net cash provided by operating activities	$3,533	$2,439
Subtract: Additions to property and equipment	(457)	(598)
Free cash flow	$3,076	$1,841

(1)

During the three months ended March 31, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which resulted in a retrospective reclassification of $27 million of excess tax benefits from financing activities to operating activities which increased net cash provided by operating activities for the three months ended March 31, 2016.

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail/LTC segment performance based on net revenues, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying consolidated financial statements:

	Pharmacy
	Services	Retail/LTC	Corporate	Intersegment	Consolidated
In millions	Segment(1)	Segment	Segment	Eliminations(2)	Totals
Three Months Ended
March 31, 2017:
Net revenues	$31,223	$19,341	$—	$(6,050)	$44,514
Gross profit	1,096	5,676	—	(192)	6,580
Operating profit (loss) (3)	784	1,411	(226)	(176)	1,793
March 31, 2016:
Net revenues	28,765	20,112	—	(5,662)	43,215
Gross profit (4)	1,102	5,830	—	(188)	6,744
Operating profit (loss) (4)(5)	784	1,784	(212)	(171)	2,185

(1)	Net revenues of the Pharmacy Services Segment include approximately $3.1 billion and $3.0 billion of Retail Co‑Payments for the three months ended March 31, 2017 and 2016, respectively.
(2)

Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at the Company’s retail pharmacies to purchase covered products, when members enrolled in programs such as Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail, or when members have prescriptions filled at the Company’s long-term care pharmacies. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a standalone basis.

(3)

The Retail/LTC Segment operating profit for the three months ended March 31, 2017 includes a $199 million charge associated with store closures and $15 million of acquisition-related integration costs. The integration costs are related to the acquisition of Omnicare.

(4)

The Retail/LTC Segment gross profit and operating profit for the three months ended March 31, 2016 includes $4 million and $61 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(5)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which increased consolidated operating profit by $9 million.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended
	March 31,
In millions	2017	2016
Net revenues	$31,223	$28,765
Gross profit	1,096	1,102
Gross profit % of net revenues	3.5%	3.8%
Operating expenses (1)	312	318
Operating expenses % of net revenues	1.0%	1.1%
Operating profit (1)	784	784
Operating profit % of net revenues	2.5%	2.7%
Net revenues:
Mail choice (2)	$10,848	$10,150
Pharmacy network (3)	20,301	18,536
Other	74	79
Pharmacy claims processed (90 Day = 3 prescriptions) (4)(5):
Total	440.5	401.9
Mail choice (2)	63.7	61.0
Pharmacy network (3)	376.8	340.9
Generic dispensing rate (4):
Total (5)	87.0%	85.6%
Mail choice (2)	79.2%	77.3%
Pharmacy network (3)(5)	87.7%	86.5%
Mail choice penetration rate (4)	14.5%	15.2%

(1)

Amounts revised for the three months ended March 31, 2016 to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which decreased operating expenses and increased operating profit by $2 million.

(2)

Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims inclusive of Specialty Connect®  claims filled at retail, as well as prescriptions filled at our retail pharmacies under the Maintenance Choice® program.

(3)

Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including our retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity.

(4)

Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(5)

The pharmacy claims processed and the generic dispensing rate for the three months ended March 31, 2016 have been revised to reflect 90-day prescriptions to the equivalent of three 30-day prescriptions.

Supplemental Information

(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended
	March 31,
In millions	2017	2016
Net revenues	$19,341	$20,112
Gross profit (1)	5,676	5,830
Gross profit % of net revenues	29.3%	29.0%
Operating expenses (1)(2)(3)	4,265	4,046
Operating expenses % of net revenues	22.1%	20.1%
Operating profit (3)	1,411	1,784
Operating profit % of net revenues	7.3%	8.9%
Prescriptions filled (90 Day = 3 prescriptions) (4)	303.1	305.1
Net revenue increase (decrease):
Total	(3.8)%	18.6%
Pharmacy	(3.8)%	23.7%
Front Store	(3.9)%	2.6%
Total prescription volume (90 Day = 3 prescriptions) (4)	(0.6)%	16.0%
Same store sales increase (decrease) (5):
Total	(4.7)%	4.2%
Pharmacy	(4.7)%	5.5%
Front Store	(4.9)%	0.7%
Prescription volume (90 Day = 3 prescriptions) (4)	(1.4)%	5.9%
Generic dispensing rates	87.5%	85.7%
Pharmacy % of net revenues	74.6%	74.7%

(1)

Gross profit and operating expenses for the three months ended March 31, 2016 includes $4 million and $57 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(2)

Operating expenses for the three months ended March 31, 2017 includes a $199 million charge associated with store closures and $15 million of acquisition-related integration costs. The integration costs are related to the acquisition of Omnicare.

(3)

Amounts revised for the three months ended March 31, 2016 to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which decreased operating expenses and increased operating profit by $7 million.

(4)

Includes the adjustment to convert 90-day, non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(5)	Same store sales and prescriptions exclude revenues from MinuteClinic, and revenue and prescriptions from stores in Brazil, LTC operations and from commercialization services.

Adjusted Earnings Per Share Guidance

(Unaudited)

The following reconciliation of estimated income before income tax provision to estimated adjusted earnings per share contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Adjusted EPS.

	Year Ending
In millions, except per share amounts	December 31, 2017

Income before income tax provision	$8,563	$8,806
Non-GAAP adjustments:
Amortization of intangible assets	820	820
Acquisition-related integration costs	40	40
Charge in connection with store rationalization	220	220
Loss on settlement of defined benefit pension plan	200	200
Adjusted income before income tax provision	9,843	10,086
Adjusted income tax provision	3,862	3,949
Adjusted income from continuing operations	5,981	6,137
Net income attributable to noncontrolling interest	(2)	(2)
Adjusted income allocable to participating securities	(25)	(25)
Adjusted income from continuing operations attributable to CVS Health	$5,954	$6,110

Weighted average diluted shares outstanding	1,031	1,031
Adjusted earnings per share	$5.77	$5.93

	Three Months Ending
In millions, except per share amounts	June 30, 2017

Income before income tax provision	$1,917	$1,994
Non-GAAP adjustments:
Amortization of intangible assets	200	200
Acquisition-related integration costs	15	15
Charge in connection with store rationalization	10	10
Adjusted income before income tax provision	2,142	2,219
Adjusted income tax provision	812	843
Adjusted income from continuing operations	1,330	1,376
Net income attributable to noncontrolling interest	—	—
Adjusted income allocable to participating securities	(5)	(5)
Adjusted income from continuing operations attributable to CVS Health	$1,325	$1,371

Weighted average diluted shares outstanding	1,029	1,029
Adjusted earnings per share	$1.29	$1.33

Free Cash Flow Guidance

(Unaudited)

The following reconciliation of net cash provided by operating activities to free cash flow contains forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See also previous discussion at “Non-GAAP Financial Measures” for more information on how we calculate Free Cash Flow.

	Year Ending
In millions	December 31, 2017
Net cash provided by operating activities	$7,700	$8,600
Subtract: Additions to property and equipment	(2,000)	(2,400)
Add: Proceeds from sale-leaseback transactions	300	200
Free cash flow	$6,000	$6,400